UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

MASON STREET FUNDS, INC.

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.)	Title of each class of securities to which transaction applies:

2.)	Aggregate number of securities to which transaction applies:

3.)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):

4.)	Proposed maximum aggregate value of transaction:

5.)	Total fee paid:

Internal Communications – Weekly Newsletter

Cast proxy votes today!

[Mason Street Funds logo] Shareholders of Mason Street Funds should have received proxy statements and prospectuses regarding the proposed reorganization of the Mason Street Funds. Shareholders are encouraged to cast proxy votes now, prior to the special meeting of shareholders, scheduled for March 15 at 10 a.m. C.S.T.

Shareholders may vote:

•	Online: Mason Street Funds’ Web site at www.masonstreetfunds.com

•	Telephone: 1-800-628-8510

•	Mail: Return the proxy card from the prospectus

For more information on the Special Meeting of Shareholders, please reference the proxy statement and prospectus.

Internal Communications – Intranet web site page

Newsbox blurb on main page:

Mason Street Fund Shareholders – Have You Voted?

All Mason Street Funds’ shareholders are encouraged to cast their proxy votes. Find out how. [hyperlink to information page]

Information Page:

Mason Street Fund Reorganization – Shareholder News

Have You Reviewed the Proxy Statements and Prospectuses Yet?

All shareholders of Mason Street Funds should carefully read the proxy statements and prospectuses for the proposed reorganization of the Mason Street Funds. These materials are currently available on the Mason Street website [hyperlink to website].

Please Cast Your Proxy Votes

Following the careful review of all materials, shareholders are encouraged to cast their proxy votes.

There are three ways that shareholders may vote:

1) Online – on Mason Street Funds’ website [hyperlink to website]

2) Telephone - by calling 1-800-628-8510

3) Mail - by returning the enclosed proxy card, which you can find in your prospectus.

The proposed reorganizations are subject to the approval of the shareholders of the Mason Street Funds. The Board of Directors of the Mason Street Funds recommends shareholders vote FOR the reorganizations. A Special Meeting of Shareholders has been scheduled for March 15, 2006 to consider the proposed reorganizations.

Important note to all Northwestern Mutual 401(k) participants

This proposed transaction will not change or impact the investments choices in the Northwestern Mutual 401(k) plan. The Northwestern Mutual 401(k) plan offers investment options from the Northwestern Mutual Series Funds, which are not affected by the proposed transactions involving the Mason Street Funds.

Additional Information and Questions

For additional background and a summary of the Mason Street Funds’ proposed reorganization, as well as information on who to contact with questions, please visit the Mason Street Funds’ website [hyperlink to the website].